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        EXECUTIVE OFFICE
        4360 Brownsboro Road, Suite 300
        Louisville, Kentucky 40207-1603
        502/893-4600 o Fax: 502/895-6618



THOMAS INDUSTRIES ANNOUNCES AGREEMENT TO SELL JOINT VENTURE INTEREST Conference call and Webcast scheduled for Friday, May 21, 2004, at 11:00 a.m.
(EDT)

     Louisville, Kentucky, May 20, 2004 - Thomas Industries Inc. (NYSE: TII) announced today that it has entered into an agreement to sell its 32% interest in Genlyte Thomas Group LLC (GTG) to The Genlyte Group Incorporated (Nasdaq:
GLYT) for $386.5 million, plus 32% of GTG's earnings, less distributions to Thomas Industries, from January 1, 2004, through the closing of the transaction, which is scheduled for the end of July. The total consideration, paid in cash, will be approximately $400 million ($315 - $320 million after cash payments for taxes and related transaction costs). The one time book net gain from this sale is preliminarily forecasted to be $80 million or $4.50 per share.

     In 1998, Thomas combined its lighting business with Genlyte's in order to form GTG. The objectives of this joint venture were to create a premier lighting company, to take advantage of numerous combined growth opportunities and to realize substantial cost savings upon integration of the businesses. "We believe all of these objectives have been fully realized," said Timothy C. Brown, Chairman, President and Chief Executive Officer of Thomas. Revenues have grown from $978.3 million in 1999, the first full year of operation for the LLC, to $1 billion in 2003, while operating income has grown from $88.4 in 1999 to $109.1 million in 2003.

     "Thomas' Board of Directors has elected to sell its 32% interest in GTG to Genlyte in order to target its resources on its core pump and compressor business, of which revenues have increased from $177.8 million in 1999 to $376.8 million in 2003," said Brown. "Additionally, the sale of our GTG interest will allow us to focus solely on growing our pump and compressor business and driving shareholder value."

     Brown added, "We are extremely pleased with the sale proceeds for our interest in GTG. As required by our credit facilities, we will utilize approximately $100 million of the proceeds to pay off debt. In addition, we are actively pursuing several internal growth initiatives and external acquisition opportunities, and are considering other uses for the proceeds including the payment of a special dividend and share repurchases."

     Robert W. Baird & Co. acted as financial advisor to Thomas and provided a fairness opinion in connection with this transaction.

     McDermott, Will & Emery acted as legal counsel to Thomas for this transaction.

     Thomas Industries Board of Directors approved this transaction today, of which shareholder approval is not required. The transaction is subject to customary closing conditions, including Genlyte obtaining the necessary financing for the transaction and Hart-Scott-Rodino approval.

     Thomas Industries has scheduled a conference call to discuss this transaction with analysts on Friday, May 21, 2004, at 11:00 a.m. (EDT). Live audio of the conference call will be available on Thomas' Web site: www.thomasind.com, as well as www.vcall.com. An audio replay of the call will be available on these sites for approximately 90 days.

     Thomas Industries Inc., headquartered in Louisville, Kentucky, designs, manufactures and markets Rietschle Thomas brand pumps and compressors for use in global OEM applications, supported by world-wide sales and service for key customer applications and end-user markets. High quality automotive component castings are also a key offering. Other products include Welch laboratory equipment and Oberdorfer bronze and high alloy liquid pumps. Thomas has wholly-owned operations in 20 countries, spanning five continents. The Company also owns a 32 percent interest in Genlyte Thomas Group LLC, the third largest lighting fixture manufacturer in North America.

The statements in this press release with respect to future results and future expectations may be regarded as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and actual results may differ materially from those currently expected. They are subject to various risks, such as the ability of Thomas Industries and the joint venture to meet business sales goals, fluctuations in commodity prices, increased interest costs arising from a change in the companies' leverage or change in rates, the timing of the magnitude of capital expenditures, a slowing of the overall economy including interruptions to commerce resulting from wars or terrorist attacks, as well as other risks discussed in Thomas' filing with the Securities and Exchange Commission, including its Annual Report and 10-K for the year ended December 31, 2003. Thomas Industries makes no commitment to disclose any revisions to forward-looking statements, or any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements.